Exhibit 99

FOR IMMEDIATE RELEASE                                                     Contact: Paul Knopick

                                                                                                                               888-795-6336

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ITRONICS REPORTS 76 PERCENT INCREASE IN REVENUE IN FIRST QUARTER 2004 AND A 127 PERCENT INCREASE IN GOLD’N GRO FERTILIZER SALES

RENO, Nevada, May 14, 2004 -- Itronics Inc. (OTC BB: ITRO; Frankfurt and Berlin Stock Exchanges: ITG) reported today that first quarter revenue totaled $406,840, a 76 percent increase compared to the first quarter of 2003. Itronics reported a loss of $710,617 for the first quarter of 2004, ended March 31, 2004, a slight increase compared to the loss of $688,168 for the same period in 2003. The loss in 2003 was reduced by $53,000 due to a one time accounting credit.

"The most significant development in the first quarter was increasing sales of the Company's GOLD’n GRO liquid fertilizer by 127 percent compared to the prior year’s first quarter," said Dr. John Whitney, Itronics President. "Continuing revenue growth through the rest of 2004 will be achieved by continued sales increases with established products in established sales territories and in new sales territories that the Company is expanding into in 2004".

"Another significant development in 2004 is the continued rapid growth in silver halide photofinishing for digital photographers which increased the Company's volume of used silver-bearing photoliquids 45 percent during the third quarter of 2003, 66 percent in the fourth quarter of 2003, and 46 percent in the first quarter of 2004 compared to prior year’s quarters," said Dr. Whitney. "This growth is being achieved within the Company's existing customer base in northern Nevada and northern California. Due to this rapid growth in silver-bearing photoliquids, the Company continues to have a more than adequate supply to support the rapid growth in GOLD'n GRO fertilizer sales that is underway."

Silver sales more than tripled in the first quarter with a 231 percent increase. More than half of the increase in silver sales was generated by sales of the Company's 0.999 percent pure 5 troy ounce Silver Nevada Miner numismatic bars. Silver price was up sharply during the quarter and is expected to fluctuate widely during 2004, but at considerably higher levels than in recent years. Silver sales are expected to continue to increase during 2004.

Mining Technical Services revenues increased 6 percent during the first quarter in 2004 compared to last year. Metal markets continued to improve strongly in the first quarter producing increased interest in mining development. The Company expects the Mining Technical Services segment to benefit from this improving trend.

Itronics, through its subsidiary, Itronics Metallurgical, Inc., is the only company in the world with the technology to extract more than 99 percent of the silver and virtually all the other toxic heavy metals from used photoliquids and to use this "Beneficial Use Photochemical, Silver, and Water Recycling" technology to convert the resulting liquids into environmentally beneficial, chelated, multinutrient liquid fertilizer products sold under the trademark GOLD’n GRO, and 5 troy ounce, 0.999 pure, Silver Nevada Miner numismatic bars. The environmentally friendly liquid fertilizers, for lawns and houseplants, and the popular Silver Nevada Miner bars are available at the Company’s e-store catalog at http//www.itronics.com ..

Headquartered in Reno, Nevada, Itronics Inc. is one of Nevada's leading process technology companies and a world leader in photochemical recycling. The Company also provides project planning and technical services to the mining industry. Dr. John Whitney, Itronic’s President, was selected as Nevada’s Inventor of the Year for 2000 and is a member of the Inventor’s Hall of Fame at the University of Nevada, Reno. Itronics was one of five finalists for the 2001 Kirkpatrick Chemical Engineering Award, the most prestigious worldwide award in chemical engineering technologies.

	ITRONICS INC.
	For the Quarter Ended March 31
	2004	2003
Revenue	$ 406,840	$ 231,609
Gross Profit(Loss)	$ (33,733)	$ (46,197)
Operating Income(Loss)	$(577,613)	$(530,788)
Net Income(Loss)	$(710,617)	$(688,168)
Net Income(Loss) Per Share	$ (0.006)	$ (0.007)

Average Weighted Outstanding Shares	127,541,000	92,240,000

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VISIT OUR WEB SITE: www.itronics.com

(Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company's future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company's partners that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.)